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Exhibit 5.3

Suite 900 Purdy's Wharf Tower One 1959 Upper Water Street Halifax, NS Canada B3J 3N2	Correspondence: P.O. Box 997 Halifax, NS Canada B3J 2X2	Telephone: 902.420.3200 Fax: 902.420.1417 halifax@smss.com www.smss.com	Charles S. Reagh Direct Dial: 902.420.3335 Direct Fax: 902.496.6173 csr@smss.com

File Reference: NS2272-633

October 12, 2005

Molson Coors Capital Finance ULC
33 Carlingview Drive
Toronto, ON M9W 5E4

Ladies and Gentlemen:

        We render this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") of Molson Coors Capital Finance ULC ("Molson Coors ULC"), an unlimited company incorporated under the laws of the Province of Nova Scotia (the "Province"), and Molson Coors Brewing Company ("Molson Coors"), a Delaware corporation, to be filed with the United States Securities and Exchange Commission (the "Commission") on or about October 12, 2005 under the United States Securities Act of 1933, as amended (the "Act"), relating to relating up to US$300,000,000 in aggregate principal amount of Molson Coors ULC's 4.85% Senior Notes due 2010 (the "Exchange Notes"). The Exchange Notes are being issued pursuant to the provisions of a trust indenture dated as of September 22, 2005 among Molson Coors ULC, Molson Coors, certain other subsidiaries of Molson Coors as guarantors and The Canada Trust Company and TD Banknorth, National Association as co-trustees, as supplemented by a first supplemental indenture and second supplemental indenture each dated as of September 22, 2005 (collectively together with the trust indenture, the "Indenture").

        To enable us to render the opinion set forth below, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (as we considered necessary or appropriate for enabling us to express the opinions set forth below including, without limitation:

  (a)
  the Indenture and the form of the Exchange Notes;

  (b)
  a certificate of status (the "Certificate of Status") pertaining to Molson Coors ULC issued on behalf of the Registrar of Joint Stock Companies for the Province, dated October 12, 2005;

  (c)
  the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of Molson Coors ULC contained in the minute book of Molson Coors ULC;

  (d)
  a resolution of the board of directors Molson Coors ULC authorizing, among other things, the execution, delivery and performance of the Indenture and issuance of the Exchange Notes; and

  (e)
  a certificate of an officer of Molson Coors ULC dated the date hereof (the "Officer's Certificate").

        As a basis for our opinions expressed below, we have assumed the completeness, truth, currency and accuracy of all facts in official public records, indices, registers and filing systems and certificates and other documents supplied by public officials, including, without limitation, the Certificate of Status and that all facts addressed and statements made in certificates supplied to us by an officer of Molson Coors ULC, including the Officer's Certificate, are complete, true and accurate as of, and at all material times prior to, the date of this letter. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

        Our opinions herein reflect only the application of applicable laws of the Province including the federal laws of Canada applicable therein. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or affect of any laws, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

        Based on the foregoing, we are of the opinion that:

  1.
  The Subsidiary is an unlimited company duly incorporated, validly existing and in good standing as to the filing of annual returns and payment of annual fees under the laws of the Province, and has full corporate power to execute and deliver the Indenture and the Exchange Notes.

  2.
  The execution and delivery of the Indenture and the Exchange Notes by Molson Coors ULC have been duly authorized by all requisite corporate action on the part of Molson Coors ULC.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name in the Registration Statement and the related prospectus and prospectus supplements. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder

Very truly yours,

Stewart McKelvey Stirling Scales

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  Exhibit 5.3